Registration No. 33-8948

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2702776
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

21255 Califa Street
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Zenith National Insurance Corp. Employee Stock Purchase Plan
(Full Title of the Plan)

Michael E. Jansen
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
(Name and Address Of Agent For Service)

(818) 713-1000
(Telephone Number, Including Area Code, Of Agent For Service)

DEREGISTRATION OF SECURITIES

Pursuant to the Registration Statement on Form S-8, Registration Statement No.33-8948 (the “Registration Statement”), filed on September 23, 1986, to which this Post-Effective Amendment No. 2 relates, ZENITH NATIONAL INSURANCE CORP. (the “Registrant”) registered 4,000,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), to be offered or sold by the Registrant pursuant to the Zenith Non-Qualified Stock Option Plan (the “Stock Option Plan”) and the Employee Stock Purchase Plan (the “Stock Purchase Plan”).

The Stock Option Plan was terminated on May 22, 1996.  Post-Effective Amendment No. 1 to the Registration Statement, filed on September 13, 2001, deregistered all shares previously authorized for issuance under the Stock Option Plan that had been registered under the Registration Statement and that remained unsold, which was estimated to be 282,325 shares.  After Post-Effective Amendment No. 1, the Registration Statement remained in effect for shares of Common Stock offered by the Registrant under the Stock Purchase Plan.

The Stock Purchase plan has been suspended.  This Post-Effective Amendment No. 2 to the Registration Statement deregisters all shares previously authorized to be offered by the Registrant under the Stock Purchase Plan that had been registered on the Registration Statement and that remained unpurchased, which are 790,295 shares.  This Post-Effective Amendment No. 2 is being filed in accordance with the requirements of Item 512(a)(3) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Hills, State of California, on this 4th day of June 2007.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Michael E. Jansen
Michael E. Jansen
Executive Vice President
and General Counsel